UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2019

Steel Connect, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts		02451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 663-5000

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 28, 2019, Steel Connect, Inc. (the “Company”) entered into that certain 7.50% Convertible Senior Note Due 2024 Purchase Agreement (the “Purchase Agreement”) with SPH Group Holdings LLC (“SPH Group”), whereby SPH Group has agreed to loan the Company $14,940,000 in exchange for a 7.50% Convertible Senior Note due 2024 (the “2024 Note” and together with the Purchase Agreement, the “Note Transaction”).

SPH Group is the holder of $14,940,000 of the Company’s 5.25% Convertible Senior Notes due 2019 (the “Convertible Notes”), of which an aggregate amount of approximately $65.6 million of principal and interest is due at maturity on March 1, 2019. The Company required the funds received under the Note Transaction in order to satisfy all of its obligations to the holders of the Convertible Notes on the maturity date. All obligations under the Convertible Notes have been funded by the Company for payment on the maturity date pursuant to the terms of the Convertible Notes.

The 2024 Note bears interest at the rate of 7.50% per year until the maturity date of March 1, 2024. The Company has the right to prepay the 2024 Note at any time, upon 10 days’ prior written notice, in whole or in part, without penalty or premium, at a price equal to 100% of the then outstanding principal amount of the 2024 Note plus accrued and unpaid interest. The 2024 Note is an unsecured and unsubordinated obligation of the Company, and will rank equal in right of payment with the Company’s other unsecured and unsubordinated indebtedness, but will be effectively subordinated in right of payment to any existing and future secured indebtedness and liabilities to the extent of the value of the collateral securing those obligations, and structurally subordinated to the indebtedness and other liabilities of the Company’s subsidiaries. The 2024 Note contains other customary terms and conditions, including customary events of default.

The 2024 Note is convertible into shares of the Company’s common stock at an initial conversion rate of 421.2655 shares of common stock per $1,000 principal amount of the 2024 Note (which is equivalent to an initial conversion price of approximately $2.37 per share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a conversion premium of 25% over the volume weighted average price of the Company’s common stock for the 20 trading days ending February 27, 2019.

SPH Group has the right to require the Company to repurchase the 2024 Note upon the occurrence of certain fundamental changes, subject to certain conditions, at a repurchase price equal to 100% of the principal amount of the 2024 Note plus accrued and unpaid interest. The Company will have the right to elect to cause the mandatory conversion of the 2024 Note in whole, and not in part, at any time on or after March 6, 2022, subject to certain conditions including that the stock price of the Company exceeds a certain threshold.

The Board of Directors of the Company (the “Board”) established a special committee of the Board (the “Special Committee”), consisting solely of independent directors not affiliated with SPH Group, to review and consider a financing transaction including SPH Group. The terms and conditions of the Note Transaction were determined by the Special Committee to be fair and in the best interests of the Company, and the Special Committee recommended that the Board approve the Note Transaction and the transactions contemplated thereby. The Board approved such transactions. Warren G. Lichtenstein, our Interim Chief Executive Officer and the Executive Chairman of our Board, is also the Executive Chairman of Steel Holdings GP. Jack L. Howard and William T. Fejes, Jr., directors of the Company, are also affiliated with Steel Holdings GP.

The summary of the foregoing transaction is qualified in its entirety by reference to the text of the Purchase Agreement and the 2024 Note. Copies of 2024 Note and the Purchase Agreement are furnished herewith as Exhibit 4.1 and Exhibit 10.1, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Note Transaction provided under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 with respect to the Purchase Agreement, the 2024 Note and the conversion thereof for shares of the Company’s common stock is hereby incorporated herein by reference. The 2024 Note and the shares of common stock issuable upon conversion of the 2024 Note have not been and will not be registered under the Securities Act or any other securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The issuance of the 2024 Note was completed in accordance with the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

4.1	Form of 7.50% Convertible Senior Note due 2024 issued by Steel Connect, Inc. to SPH Group Holdings LLC.
10.1	7.50% Convertible Senior Note Due 2024 Purchase Agreement, dated as of February 28, 2019, by and between Steel Connect, Inc. and SPH Group Holdings LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 28, 2019	Steel Connect, Inc.

	By:	/s/ Louis J. Belardi
		Name:	Louis J. Belardi
		Title:	Chief Financial Officer